Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB THIRD QUARTER EARNINGS UP 9%, WITH 36% INCREASE FOR NINE MONTHS

IRVINE, CALIFORNIA, April 21, 2010 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the third quarter ended March 31, 2010 increased 9% to $2.6 million from net earnings of $2.4 million for the third quarter of fiscal 2009. For the nine months ended March 31, 2010, net earnings of $9.1 million were 36% above the $6.7 million reported for the first nine months of fiscal 2009. Diluted earnings per share for the third quarter of fiscal 2010 were up 8% to $0.25 per share, compared to $0.23 per share for the third quarter of the prior year. Diluted earnings per share for the first nine months of fiscal 2010 were up 38% to $.89 per share, compared to $.64 per share for the same period of the prior fiscal year.

Gross profit for the third quarter of fiscal 2010 of $7.1 million was essentially unchanged from the third quarter of the prior year. Total direct finance, loan and interest income decreased 14% to $6.6 million compared to $7.6 million during the third quarter of the prior year. The decrease was primarily due to a 17% decrease in direct finance income resulting from a lower average investment in capital leases and lower yields earned, and a $326,000 decrease in investment income as yields earned dropped by over 150 basis points. Together, this drop offset a $169,000 increase in loan income that resulted from a 105 basis point improvement in commercial loan rates earned. Combined, the average yield on leases and loans held in the Company's own portfolios decreased by 58 basis points to 8.3%. During the third quarter of fiscal 2010, interest expense on deposits and borrowings decreased by $632,000 to $1.1 million, reflecting a 5% decrease in average deposit and borrowing balances to $220.4 million and a 100 basis point decrease in average interest rates paid to 2.0%. For the third quarter of fiscal 2010, the Company did not make a provision for credit losses as the average investment in leases and loans was down 5%. All of these factors combined for a 2% decrease in net direct finance, loan and interest income after provision for credit losses to $5.5 million.

Non-interest income for the third quarter of fiscal 2010 was up 14% to $1.6 million. The improvement primarily relates to the impact of a charge taken in the third quarter of fiscal 2009 for the impairment of certain investments that reduced non-interest income by $867,000 in that period. Excluding that charge, non-interest income in the third quarter of fiscal 2010 was below the prior year as operating and sales-type income was down by $667,000.

Gross profit for the first nine months of fiscal 2010 of $23.5 million was 11% above the $21.1 million earned in the same period of the prior year. Total direct finance, loan and interest income of $20.7 million for the first nine months of 2010 was down 6% from $22.0 million for the first nine months of the prior year. The decrease was due to a $2.2 million decline in direct finance income that offset a $771,000 increase in investment income and a $245,000 increase in income earned on the commercial loan portfolio. The average yield on leases and loans held in the Company's own portfolio decreased by 100 basis points to 8.34%, while the average yield on cash and investments fell by 108 basis points to 2.99% on average cash and investment balances that were up 71% to $166.8 million. For the nine months ended March 31, 2010, interest expense on deposits and borrowings decreased by $1.1 million to $3.9 million, reflecting a 28% increase in average balances and a 133 basis point decrease in average rates paid. During the first nine months of fiscal 2010, the Company made a provision for credit losses of $350,000, which compared to a provision of $1.2 million during the first nine months of fiscal 2009. The 2010 provision related to the stability in the growth and credit profile of the combined lease and loan portfolios.

Non-interest income of $7.0 million for the first nine months of fiscal 2010 was up 33% from $5.3 million earned for the first nine months of fiscal 2009. The year to date increase in other income was primarily due to $3.4 million of gains realized on the sale of investment securities, while the prior period contained the $867,000 charge taken related to the impairment of certain investments. Excluding such investment earnings, other income related to end of term lease transactions and the sale of leases was down by $2.7 million for the nine months ended March 31, 2010.

Non-interest expenses for the third quarter of fiscal 2010 were down 10% to $2.9 million, while for the first nine months of fiscal 2010, non-interest expenses were down 16% to $8.7 million, compared to $10.4 million reported for the first nine months of the prior year. The decrease in expenses during both periods is due primarily to lower compensation and employee related expenses, and in part to lower general overhead costs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp's results for the first nine months of fiscal 2010 show the benefit of the expansion of the commercial loan and investment portfolios, and while we still struggle to originate as much volume as we would like, there are some signs of improvement in the market. Lease transactions of $96.5 million booked during the nine months ended March 31, 2010 were down 18% from the prior year, with commercial loan bookings of $9.2 million bringing the total to $106 million, compared to total bookings of $165.6 million for the first nine months of fiscal 2009. The net investment in lease receivables of $185.7 million at March 31, 2010 is 9% below the level at June 30, 2009, while the commercial loan portfolio of $58.0 million is down 18% from $71.1 million at June 30, 2009. During the third quarter of fiscal 2010, new lease and loan originations almost tripled from the volume of the third quarter of the prior year, while nine-month cumulative originations are up 32%. As a result, the backlog of approved lease and loan commitments of $86 million is up 64% from a year ago."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2009 Annual Report on Form 10-K and the 2010 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP
Consolidated Statements of Earnings (unaudited)
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Direct finance and loan income	$ 5,519	$ 6,239	$ 17,002	$ 19,005
Investment and interest income	1,066	1,392	3,740	2,969
Total direct finance, loan and interest income	6,585	7,631	20,742	21,974
Interest expense on deposits and borrowings	1,094	1,726	3,922	4,985
Net direct finance, loan and interest income	5,491	5,905	16,820	16,989
Provision for credit losses	-	300	350	1,175

Net direct finance, loan and interest income, after provision for credit losses	5,491	5,605	16,470	15,814
Non-interest income
Operating and sales-type lease income	373	1,040	1,393	2,748
Gain on sale of leases and leased property	1,022	1,116	1,508	2,895
Gain (losses) recorded on investment securities	-	(869)	3,436	(869)
Other fee income - net	197	111	681	505
Total non-interest income	1,592	1,398	7,018	5,279

Gross Profit	7,083	7,003	23,488	21,093
Non-interest expenses
Compensation and employee benefits	2,035	2,400	6,186	2,748
Occupancy	232	234	698	743
Professional services	126	140	374	440
Other general and administrative	485	415	1,450	1,525
Total non-interest expenses	2,878	3,189	8,708	10,369

Earnings before income taxes	4,205	3,814	14,780	10,724
Income taxes	1,609	1,431	5,654	4,022
Net earnings	$ 2,596	$ 2,383	$ 9,126	$ 6,702

Basic earnings per share	$ 0.25	$ 0.23	$ 0.90	$ 0.64
Diluted earnings per share	$ 0.25	$ 0.23	$ 0.89	$ 0.64

Weighted average common shares outstanding	10,204	10,159	10,187	10,394
Diluted number of common shares outstanding	10,316	10,199	10,294	10,455

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2010	June 30, 2009
ASSETS
Cash and short term investments	$ 81,512	$ 55,217
Investment securities	77,182	119,600
Net receivables	2,586	3,508
Property for transactions in process	10,473	12,373
Net investment in leases	198,581	213,623
Commercial loans	58,011	71,130
Income tax receivable	272	3,968
Other assets	2,741	2,564
Discounted lease rentals assigned to lenders	16,206	6,989
	$447,564	$488,972
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 819	$ 2,569
Income taxes payable, including deferred taxes	13,058	12,672
Deposits	204,848	220,944
Borrowings	10,000	45,444
Other liabilities	6,400	8,978
Non-recourse debt	16,206	6,989
Total liabilities	251,331	297,596
Stockholders' Equity	196,233	191,376
	$447,564	$488,972